Exhibit 5.1

August 15, 2024

Movano Inc.

6800 Koll Center Parkway

Pleasanton, California 94566

Ladies and Gentlemen:

We have acted as counsel to Movano Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register 10,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issuable pursuant to the Movano Inc. Amended and Restated 2019 Omnibus Incentive Plan adopted by the Company’s Board of Directors (the “Board”) on February 10, 2021 and approved by the stockholders of the Company on February 24, 2021, as amended by Amendment No. 1 thereto dated April 15, 2022 and Amendment No. 2 thereto dated May 15, 2024 (the “Omnibus Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

For purposes of rendering the opinion stated herein, we have examined (collectively, the “Documents”): (a) the Registration Statement; (b) the Omnibus Plan; (c) the Company’s Third Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on March 24, 2021, as amended by the Certificate of Amendment of Third Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on June 21, 2023 and the Certificate of Amendment of Third Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on July 9, 2024; (d) the Company’s Amended and Restated Bylaws; (e) resolutions adopted by the Board with respect to, among other things, the annual meeting of the stockholders of the Company held on July 9, 2024, an amendment to the Company’s certificate of incorporation increasing the total number of authorized shares of Common Stock, the Amendment No. 2 to the Amended and Restated 2019 Omnibus Incentive Plan increasing the number of shares of Common Stock issuable thereunder by 10,000,000 and the Registration Statement (collectively, the “Authorizations”); (f) a certificate of an officer of the Company, dated the date hereof, as to certain matters (the “Fact Certificate”); and (g) a good standing certificate with respect to the Company as issued by the Secretary of State of the State of Delaware.

For purposes of rendering our opinion below, we have not reviewed any documents other than the Documents and assume there exists no provision in any document relating to the matters covered by our opinion below that we have not reviewed that is inconsistent with the Documents or our opinion below.

Movano Inc.

August 15, 2024

In our examination, we have assumed, without investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as copies. We have conducted no independent factual investigation of our own but rather have relied solely upon the Documents, the statements and information set forth therein and the additional factual matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all respects.

In rendering our opinion below, we also have assumed that (i) prior to the issuance of Shares and/or the creation and issuance of rights or options entitling the holder(s) thereof to acquire from the Company any Shares, as applicable, the Board or a duly authorized committee of the Board, as applicable, will duly authorize (A) such issuance and/or creation and issuance, as applicable, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Omnibus Plan and (B) an Award Agreement (as defined in the Omnibus Plan and hereinafter referred to as an “Award Agreement”) with respect to each such issuance and/or creation and issuance, as applicable (the “Authorizing Resolutions”), (ii) each Award Agreement with respect to each issuance of a Share and/or the creation and issuance of a right or option entitling the holder thereof to acquire from the Company a Share will be executed and delivered by the parties thereto, (iii) the Company will have sufficient authorized, unissued and unreserved shares of Common Stock at the time of each issuance of any Shares to permit the issuance of the applicable Shares, (iv) either (A) upon the issuance of Shares, the Shares will be evidenced by appropriate certificates, duly executed and delivered, or (B) the Board will adopt a resolution providing that all shares of Common Stock shall be uncertificated in accordance with Section 158 of the DGCL prior to the issuance of the Shares, and, within a reasonable time after the issuance of such uncertified Shares, the registered owner thereof shall be given notice in writing or by electronic transmission in compliance with Section 151(f) of the DGCL, (v) the issuance of each Share will be properly recorded in the books and records of the Company, (vi) the Omnibus Plan constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, (vii) the Company will receive consideration for each Share at least equal to the par value of such share of Common Stock and in the amount required by the Omnibus Plan (or the Award Agreement issued thereunder), and (viii) the Registration Statement will be declared effective pursuant to the Securities Act.

Our opinion set forth below is limited to the DGCL and reported judicial decisions interpreting the DGCL and we have not considered and express no opinion on the effect of any other laws of the State of Delaware or the laws of any other state or jurisdiction, including state and federal laws relating to securities or the laws, rules and regulations of any stock exchange or any other regulatory body.

Based upon and subject to the foregoing, it is our opinion that each of the Shares, when issued and paid for in accordance with the terms of the Omnibus Plan, the Authorizing Resolutions and the applicable Award Agreement with respect to the issuance of such Share and/or the creation and issuance of the right or option entitling the holder thereof to acquire from the Company such Share, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP
K&L Gates LLP